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                                                                    EXHIBIT 99.1

                           PERMIAN BASIN ROYALTY TRUST


                                                           News Release



                           PERMIAN BASIN ROYALTY TRUST
                       ANNOUNCES AUGUST CASH DISTRIBUTION


         DALLAS, TEXAS, AUGUST 19, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.061834 per unit, payable on September 15, 2003, to unit holders of record on August 29, 2003.

         This month's distribution increased from the previous month primarily due to higher production of gas and a higher price for gas. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 58,900 bbls and 276,696 mcf. The average price for oil was $28.77 per bbl and for gas was $4.93 per mcf. This would primarily reflect production for the month of June. Capital expenditures were approximately $407,377. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

                                      * * *


         Contact:          Ron E. Hooper
                           Senior Vice President
                           Bank of America, N.A.
                           Toll Free - 877.228.5085